Exhibit 99.1

FOR IMMEDIATE RELEASE

Oragenics Announces the Exercise of Warrants and a Management Change

Alachua, FL (February 12, 2008) Oragenics, Inc. (AMEX:ONI) announced today that seven shareholders who received warrants as part of their March 2006 investment in Oragenics have exercised stock warrants which will provide the company with an additional $0.5 million. The shareholders who exercised their warrants included two members of Oragenics’ Board of Directors and a former Chief Executive Officer (CEO) /President. The company plans to use the proceeds of this warrant exercise to support its lead product development programs.

Dr. Jeffery Hillman, Oragenics’ Chief Scientific Officer, stated “We appreciate the confidence and support expressed by our shareholders, Board members, and our former CEO/President as our company continues to progress toward achieving its strategic goals.” With the exercise of these warrants, approximately 1.1 million warrants from the March 2006 private placement have been exercised.

Company Management: Dr. Ronald P. Evens, interim CEO/President and Director, notified the Board of his intention to resign as CEO/President effective February 12, 2008, so that he can devote more time to the activities of his own company and his family. Dr. Evens will continue to serve as a member of Oragenics’ Board of Directors. The Board of Directors thanked Ron Evens for his valuable service to Oragenics as interim CEO.

Mr. Gury announced that Mr. Stanley B. Stein, a recently appointed director, has accepted the role of interim CEO/President until a permanent CEO can be appointed. Dr. Jeffrey Hillman, Dotti Delfino and David Gury remain the CSO, CFO and Chairman, respectively. Finally, there have been no changes with regards to other employees or to the scientific and development team which will continue to work under Dr. Hillman’s direction.

About Oragenics: Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases. Our core pipeline includes products and supporting platform technologies for use in the treatment and diagnosis of bacterial infections.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Dotti Delfino, 386-418-4018 X232

www.oragenics.com